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Exhibit 5

Opinion of Gibson, Dunn & Crutcher LLP
[Letterhead of Gibson, Dunn & Crutcher LLP]
December 8, 2003

Watson Wyatt & Company Holdings
1717 H. St., N.W.
Washington, DC 20006-3900

        Re: Watson Wyatt & Company Holdings, Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Watson Wyatt & Company Holdings, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of up to an aggregate of 1,500,000 shares of its Class A Common Stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Company's 2001 Employee Stock Purchase Plan (the "ESPP"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

        In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

        1.    a certificate dated as of November 26, 2003 of the Secretary of State of the State of Delaware as to the good standing of the Company;

        2.    a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and a certificate of the Secretary of the Company certifying that there have been no further amendments thereto;

        3.    a copy of the Amended and Restated Bylaws of the Company, as amended to date, certified by the Secretary of the Company as presently being in effect;

        4.    the ESPP;

        5.    a certificate of the Secretary of the Company dated as of December 8, 2003 as to certain other factual matters related to the ESPP and the Registration Statement; and

        6.    the Registration Statement.

        We have assumed, for the purposes of our opinions herein, that any conditions to the issuance of the Shares under the ESPP have been or will be satisfied in full.

        We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

        In addition, we have made certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

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        We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

        With your concurrence, our opinions hereafter expressed are based solely upon (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

        We are admitted to practice in the State of New York, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinions set forth below, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render these opinions with respect to a Delaware corporation. Our opinions contained herein are limited to the DGCL. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

        We express no legal opinion upon any matter other than those explicitly addressed below, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when (a) the Registration Statement has become effective under the Act, and (b) the Shares are issued and paid for in accordance with the terms and conditions of the ESPP, the Shares will be validly issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours,
GIBSON, DUNN & CRUTCHER LLP

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SCHEDULE A

Gibson, Dunn & Crutcher LLP
ASSUMPTIONS

        In rendering the legal opinion to which this Schedule is attached, Gibson, Dunn & Crutcher LLP has made the assumptions described below:

1.
Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2.
Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3.
All official public records are accurate, complete and properly indexed and filed.

4.
The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

5.
All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

6.
There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.

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SCHEDULE A Gibson, Dunn & Crutcher LLP ASSUMPTIONS